PROVISION FOR WAIVER OF ALL OR PART OF MONTHLY

         DEDUCTION AMOUNT IN EVENT OF DISABILITY OF THE INSURED (RIDER)

This Provision is made a part of the contract to which it is attached. All provisions of the basic contract not inconsistent with this Provision apply to it.

BENEFITS:

The Benefit Amount will be the portions of the monthly Deduction Amounts eligible for premium waiver benefits as specified in the CONTRACT SUMMARY.

We will:

     1.   waive the Benefit Amount during disability of the Insured; and

     2. restore to the Cash Value any monthly Deduction Amount used to pay the insurance benefits eligible for waiver during disability of the Insured; as provided below.

     1. If the disability occurs before the anniversary of the Contract Date on which the Insured is age 60, benefits will continue until:

          a.   the Maturity Date of this contract; or

          b.   the end of the Insured's disability; whichever is earlier.

     2.   If the disability occurs:

          a. on or after the anniversary of the Contract Date on which the Insured is age 60; but

          b. before the anniversary of the Contract Date on which the Insured is age 65; benefits will continue to:

          a. the anniversary of the Contract Date on which the Insured is age 65; or

          b.   the end of the Insured's disability; whichever is earlier.

We will not waive or restore any Benefit Amount which was due more than one year prior to notice of claim. The provisions, values and benefits of this contract will be the same as if Benefit Amounts were paid. In any settlement under the contract, we will not deduct any Benefit Amounts waived.

DEATH BENEFIT OPTION:

If you have elected Insurance Option 1 under the basic contract, we will automatically change it to Insurance Option 2 on the Deduction Day following the date the Insured's disability begins. The new Stated Amount will then be the Option 1 Stated Amount on that Deduction Day less the Cash Value on that Deduction Day. The Option 2 Stated Amount will continue unchanged:

    1.   during the disability of the Insured; and

     2.   until the termination of the contract.

DEFINITION OF DISABILITY:

If the Insured is not engaged in any occupation or employment for wages or profits, disability means:

     1. If the Insured, on the date disability begins, was engaged in any occupation or employment for wages or profit, the Insured's incapacity, caused by disease or bodily injury:

          a. To perform, during the first 24 months of incapacity, the substantial and material duties pertaining to the Insured's occupation or employment; and thereafter

          b. To engage in any occupation or employment for wages or profit for which the Insured is or can become reasonably fitted by education, training or experience; or

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     2.   If the Insured, on the date disability begins, was not engaged in any occupation or employment for wages or profit, except as in 3 below, the incapacity, caused by disease or bodily injury, to engage in any occupation or employment for wages or profit, for which the Insured is or can become reasonably fitted by education, training or experience; or

     3. If, on the date disability begins, the Insured's sole occupation is that of student or managing a household, incapacity caused by disease or bodily injury, to engage in that occupation; or

     4.   The entire and permanent loss of:

          a.   Sight of both eyes; or

          b.   The use of both hands or both feet; or

          c.   The use of one hand and one foot.

CHANGES:

If the contract is changed to another plan of insurance, the benefits provided by this Provision will not be included as part of the new contract unless evidence of insurability of the Insured satisfactory to us is furnished at that time. If the contract is changed while we are waiving the Deduction Amount, we will not waive premiums on the new contract.

Notice of Claim:

Written notice of claim must be given to us:

     1.   during the lifetime of the Insured; and

     2.   during the period of disability; and

     3.   within one year of the start of disability.

If notice of claim is not given as stated above, we will not deny or reduce a claim if it is shown that notice of claim was given as soon as reasonably possible.

PROOF OF DISABILITY:

Written proof of disability must be given to us before we provide benefits. The Insured must have been disabled for a period of not less than six consecutive months. Disability must have started:

     1. after the anniversary of the Contract Date on which the Insured was age 5; and

     2. after payment of the first premium for the basic contract and the first charge for this Provision; and

     3.   before the termination of this Provision.

TERMINATION OF BENEFITS NOT ELIGIBLE FOR WAIVER:

If the Cash Surrender Value less any outstanding loan on a Deduction Day is not enough to pay the Deduction Amount in excess of the Benefit Amount, benefits not eligible for waiver will remain in effect until the end of the late period shown on the CONTRACT SUMMARY, if enough premium is not paid.

     1.   to cover the Deduction Amount in excess of the Benefit Amount;

     2. by the end of the late period; all benefits not eligible for waiver will terminate.

PROOF OF CONTINUANCE OF DISABILITY:

We may require proof of disability not more than once a year. We will not waive further monthly Deduction Amounts if:

     1.   proof is not furnished; or

     2.   disability has terminated.

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END OF DISABILITY:

The benefits for disability as defined above will end if and when the Insured ceases to be disabled. The Deduction Amounts due after that will not be waived.

CONSIDERATION:

This Provision is issued in consideration of:

     1.   the application for it; and

     2.   the payment of the additional charge shown on the CONTRACT SUMMARY.

The charge for this Provision is payable under the same conditions as the Deduction Amounts for the basic contract. The additional charge for this Provision is not payable following its termination.

CONTEST:

As to the benefits of this Provision, the period of time stated in the Contest provision of the basic contract will run from the Date of Issue of this Provision.

DATE OF ISSUE:

The Date of Issue of this Provision is the same as that for the basic contract unless otherwise shown on the CONTRACT SUMMARY.

TERMINATION:

Except as provided in the paragraph headed "Termination of Benefits not Eligible for Waiver," this Provision will terminate on the earliest of:

     1. The date on which there is not enough Cash Surrender Value to pay the Monthly Deduction Amount including the charge for this Provision, or

     2.   The termination of benefits under the basic contract; or

     3. On any periodic Deduction Day at your written request for the termination and the return of this Provision; or

     4.   The Expiry Date of this Provision as shown on the CONTRACT SUMMARY; or

     5.   The Maturity Date of the basic contract.